HYNES & HOWES INSURANCE COUNSELORS, INC.
                         Notes to Financial Statements
                     Years Ended September 30, 1999 and 1998



Note 6 - Real Estate Held For Investment

         Consists of a single family home located at 623 North Division Street, Davenport, Iowa. The property was acquired through repossession of a contract receivable, and is carried at cost.

Note 7 - Equipment

                                                   1999                1998

         Office equipment                   $     9,184         $         0
         Accumulated depreciation                  (918)                  0
         Book value                         $     8,266         $         0

         Depreciation expense (A)           $       918         $         0
         (A)  Depreciation is calculated using 5 year, straight line rates.

Note 8 - Common Stock

         The Company is authorized to issue 100,000,000 shares of no par value common stock. Shares outstanding at September 30, 1999 and 1998 were 11,260,675. The Company has purchased 37,976 shares of treasury stock, leaving 11,222,669 shares issued and outstanding.

         Earnings Per Share                        1999                1998

           Net Income                       $    35,287         $    16,640
           Average number of shares
           outstanding                       11,222.699          11,222,699

           Earnings Per Share               $  0.003144            0.001488